Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

January 14, 2022	File No.: 571370-23

Clever Leaves Holdings Inc. 6501 Congress Ave, Suite 240 Boca Raton, Florida 33487 United States

Dear Sirs/Mesdames:

Re:	Clever Leaves Holdings Inc. – Registration Statement on Form S-3

We have acted as Canadian counsel to Clever Leaves Holdings Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the “Corporation”), in connection with the filing of a Registration Statement on Form S-3 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance of an aggregate of up to US$100,000,000 of common shares, without par value, of the Corporation (the “Common Shares”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of or examined original executed or electronically delivered copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including, without limitation:

1.	the Registration Statement;

2.	resolutions of the directors of the Corporation authorizing and approving the Registration Statement (the “Authorizing Resolutions”);

collectively, the “Transaction Documents”.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated January 14, 2022 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation; and

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2.	a certificate signed by the General Counsel and Corporate Secretary of the Corporation addressed to our firm, certifying certain additional corporate information of a factual nature and attaching the Authorizing Resolutions (the “Officer’s Certificate”),

which we have relied upon as to questions of fact material to our opinions set forth below.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Law”).

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	the Officer’s Certificate continues to be accurate on the date hereof;

4.	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required by law other than Applicable Law as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

5.	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

6.	the issuance, sale, amount and terms of any Common Shares of the Corporation to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Corporation or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Corporation’s articles and Applicable Law, and not in a manner that violates any restriction or agreement or instrument then binding on the Corporation or otherwise impair the legal or binding nature of the obligations represented by the applicable Common Shares;

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7.	at the time of offer, issuance and sale of any Common Shares, the Registration Statement will have been declared effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect;

8.	the Common Shares will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and

9.	the Company will remain a British Columbia corporation.

D.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Common Shares, when issued, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

E.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Dentons Canada LLP